Exhibit 10.1

MASTER LEASE/LOAN PURCHASE PROGRAM AGREEMENT

This MASTER LEASE/LOAN PURCHASE PROGRAM AGREEMENT, dated and effective as of April 3, 2006 (“Effective Date”), is made and entered into by and between Omnicell, Inc., a Delaware corporation (“Omnicell”) and General Electric Capital Corporation, a Delaware (“Buyer”) (each individually, a “Party,” and collectively, the “Parties”) and includes the General Terms and Conditions and all Schedules, Attachments, Exhibits, and Riders hereto as specified below.

Signature Page (This Page)

General Terms and Conditions

Exhibit A – Required Documents

Exhibit B – Assignment Forms

Exhibit C –Formulas

Omnicell Mailing Address	General Electric Capital Corporation Mailing Address

Omnicell, Inc.	General Electric Capital Corporation
1201 Charleston Rd	83 Wooster Heights Road
Mountain View, CA 94043	Danbury, CT 06810
Attn.: Accounts Payable	Attention: Relationship Manager
Tel: 1-800-251-6664; Fax: 650-251-6266

Each Party agrees to all of the terms and conditions of this Master Lease/Loan Purchase Program Agreement. These terms and conditions are a complete and exclusive statement of the agreement of the Parties with respect to the subject matter hereof and may be modified only by a written agreement signed by both of the Parties and not by course of performance. Notwithstanding the foregoing, this Agreement is not intended to amend or supplement or supersede or replace the prior Program Agreement, executed on June 4, 1999, and June 7, 1999, by Omnicell and Buyer, respectively, as amended which shall remain in full force and effect and shall continue to govern the respective rights and obligations of Omnicell and Buyer with respect to all transactions purchased by Buyer and the corresponding transactions among Omnicell, Buyer and the respective customers prior to the Effective Date. By signing this Master Lease/Loan Purchase Program Agreement, each Party represents that it has the authority to bind itself to this Master Lease/Loan Purchase Program Agreement.

Accepted:

Omnicell, Inc.	General Electric Capital Corporation

Signature	Signature

Print Name:	Print Name:

Title:	Title:

GENERAL TERMS AND CONDITIONS

1.               DEFINITIONS. As used herein, all capitalized terms shall have the meanings set forth below:

1.1.                              “Agreement” means this Master Lease/Loan Purchase Program Agreement and all exhibits, attachments, riders, schedules and written amendments annexed hereto and made a part hereof, as it may be amended, supplemented, and/or modified in writing from time to time by the Parties.

1.2.                              “Amount Recovered” has the meaning given to such term in Section 5.7(b).

1.3.                              “Application” means an application (including credit and financial information concerning the prospective Customer) and related documents reasonably required by Buyer in accordance with its standard procedures to initiate its consideration of a proposed Transaction which will usually consist of the items listed in Section A of EXHIBIT A hereto.

1.4.                              “Assigned Payments” means all Assigned Rental Payments and, if applicable, all Assigned Service Payments.

1.5.                              “Assigned Rental Payments” means all Rental Payments which are specified in an Assignment Agreement as being assigned to Buyer.

1.6.                              “Assigned Service Payments” means all Service Payments which are specified in an Assignment Agreement as being assigned to Buyer.

1.7.                              “Assignment Agreement” means an assignment agreement substantially in the form attached in EXHIBIT B hereto, pursuant to which Omnicell sells and assigns to Buyer: (i) the right to certain Rental Payments, (ii) in some cases, a security interest in, or title (subject to the terms and conditions of Section 4.4) to, the related Equipment, and/or (iii) if so specified in the Assignment Agreement, the right to certain Service Payments.

1.8.                              “Assignment Letter” means the original customer-executed amendment to the Lease Supplement, substantially in the form attached in EXHIBIT B hereto, whereby the Customer acknowledges and agrees, among other things, that (a) Omnicell is assigning the right to certain Rental Payments and/or Service Payments under a Contract to Buyer and (b) the Customer’s obligation to remit Assigned Rental Payments to the assignee is absolute and unconditional.

1.9.                              “Contract” means a Lease Supplement, Service Agreement, conditional sale agreement, or other evidence or form of Customer payment obligation and/or security interest in favor of Omnicell.

1.10.                        “Contract Default” means, other than any default arising out of a Service Default, (a) the failure of a Customer to make any Assigned Rental Payment or perform any obligation due under a Contract for a period of 60 days or (b) an Event of Bankruptcy relating to such Customer.

1.11.                        “Customer” means a qualified customer of Omnicell who is an obligor under a Contract or a guarantor of such Customer.

1.12.                        “Documentation Period” has the meaning given to such term in Section 3.5.

1.13.                        “Event of Bankruptcy” means as to either Party or a Customer, its insolvency, inability to pay debts as they mature, failure to operate as a going concern, filing under Title 11 of the United States Code or any successor or similar federal or state statute, assignment for the benefit of creditors, appointment of a receiver or dissolution.

1.14.                        “Event of Cancellation” means (i) a Material Adverse Change of Omnicell since the date of this Agreement or of a Customer since the date of the related Application, or (ii) the occurrence of an event which causes a representation made by Omnicell or a Customer in connection with a Transaction or related Contract to be false in any material respect when made, or (iii) notification by such Customer to Omnicell or to Buyer of its intent to cancel all or any part of such related Contract or to refuse to accept any part of the related System.

1.15.                        “Event of Default” has the meaning given such term in Section 12.1.

1.16.                        “Final Document Package” means such properly completed and duly executed documentation, consisting of the items listed in Section B of EXHIBIT A hereto and such other documents as Buyer may reasonably require in accordance with its standard procedures in order to finalize a Transaction and to pay the Purchase Price to Omnicell.

1.17.                        “Lease Supplement” means an executed contract supplement to a Master Agreement, incorporating the terms and conditions of such Master Agreement, that sets forth the terms of the lease from Omnicell to a Customer of the subject Equipment, including, without limitation, the terms of the Rental Payments that are the subject of a Transaction.

1.18.                        “Master Agreement” means Omnicell’s Customer purchase, rental or lease agreement, including all support terms (or a separate Master Service Agreement if applicable), schedules, riders, addenda or amendments thereto, in a form substantially similar to those that Omnicell provides to Buyer from time to time, and which is reasonably approved by and acceptable to Buyer, that includes the Lease Supplement(s) with respect to which Buyer purchases Rental Payments or Service Payments under this Agreement.

1.19.                        “Material Adverse Change” means, with respect to any person, (i) a change that is materially adverse to the financial condition of such person, or (ii) its insolvency, inability to pay debts as they mature, failure to operate as a going concern, filing by it under Title 11 of the United States Code or any successor or similar federal or state statute, assignment for the benefit of creditors, appointment of a receiver, or dissolution.

1.20.                        “Net Book Value” means, with respect to a particular Contract, as of the date of determination, the sum of the following amounts: (i) all accrued and unpaid Assigned Rental Payments due under the Contract; plus (ii) the remaining Assigned Rental Payments scheduled to become due during the remainder of the term of the Contract, with each such remaining scheduled Assigned Rental Payment discounted to its present value from the due date thereof to the date of determination at the applicable Standard Rate; plus (iii) any property, sales or use taxes paid by, or required to be paid by, Buyer with respect to any Equipment subject to such Contract (“Reimbursable Taxes”); provided, however, that Reimbursable Taxes shall not be included in the calculation of Net Book Value to the extent that (A) such Reimbursable Taxes have been reimbursed or collected by Buyer from any Customer or otherwise or (B) Buyer is in breach of its obligations to provide Administrative Services with respect to such Reimbursable Taxes.

1.21.                        “Pass-Through Equipment” has the meaning given such term in the Contract.

1.22.                        “Payments” means all Rental Payments and all Service Payments.

1.23.                        “Penalty for Early Termination” means the penalty to be charged to a Customer for the early termination of a Contract, calculated in accordance with the terms of the Contract or as set forth in Section A of EXHIBIT C.

1.24.                        “Pro Rata Share” has the meaning given such term in Section 5.7(b).

1.25.                        “Purchase Price” means for any Assigned Rental Payments and/or Assigned Service Payments purchased hereunder, the amount agreed on between Buyer and Omnicell as the amount to be paid to Omnicell for such Assigned Rental Payments and/or Assigned Service Payments. The typical method for determining the Purchase Price is set forth in more detail in Section B of EXHIBIT C, and the Purchase Price for each particular Transaction shall be fixed for that Transaction provided the applicable Contract is delivered and executed by the Customer within ninety (90) days of receiving credit approval by Buyer.

1.26.                        “Purchase Program” means the Transactions where Buyer purchases the Rental Payments and/or Service Payments under Contracts, all pursuant to the terms and conditions of this Agreement.

1.27.                        “Remarketing Period” means the period beginning on the date Buyer tenders to Omnicell the legal right to possession of any Equipment, and ending ninety (90) days later.

1.28.                        “Remarketing Proceeds” means, as to any Equipment remarketed pursuant to this Agreement, the sale price of any re-sold Equipment, or the discounted present value (discounted at                 ) of all lease payments on any re-leased Equipment, net of any applicable taxes.

1.29.                        “Rental Payments” means all amounts that a Customer is required to pay periodically under a Contract as rental under a lease, or principal and interest under a loan, with respect to the Equipment and the Software subject to such Contract.

1.30.                        “Service Agreement” means any agreement, or any schedule, exhibit or attachment thereto, that sets forth the terms and conditions upon which Omnicell provides service, maintenance and updated versions of existing Software capabilities for Equipment or Systems set forth in a Contract; provided, however, that in the event that such service terms are incorporated into a Master Agreement, or any similar document, in which there are obligations to make payments for both (i) the lease of a System and (ii) the provision of related services, the term “Service Agreement” shall refer to such combined agreement only insofar as it relates to the provision of related services, maintenance and updated versions of existing Software capabilities, and not the lease of equipment and software.

1.31.                        “Service Default” means (i) a Customer’s assertion of any offset or recoupment rights, cancellation or early termination rights, or defense to payment based upon Omnicell’s failure to fully perform its obligations under any Service Agreement or (ii) a breach by Omnicell under Section 9.2(c)(i).

1.32.                        “Service Payments” means all amounts that a Customer is required to pay periodically under a Service Agreement.

1.33.                        “Standard Rate” means the standard discount rate to be applied to each Transaction in order to determine the Purchase Price thereof. The typical method for determining the Standard Rate is set forth in more detail in Section B of EXHIBIT C.

1.34.                        “System” means the Equipment and Software included in a Contract that is subject to a Transaction.

(a)   “Equipment” means certain equipment manufactured by Omnicell and Pass Through Equipment together with all components and parts incorporated therein, and other acquisitions, replacements, substitution and accessories incorporated therein leased to a Customer as set forth in a Lease Supplement.

(b)   “Software” means the Omnicell software products related to the Equipment licensed for use to the Customer and embedded in the Equipment or specifically listed in a Lease Supplement.

1.35.                        “Title Transfer” has the meaning given to such term in Section 4.4.

1.36.                        “Transaction” means the purchase by, and assignment to Buyer hereunder, of Rental Payments and/or Service Payments under a lease or financing of a System, as set forth in Contract, for a specified term during which Omnicell, or its assigns, may, if applicable, be the owner of the relevant Equipment, and the Customer shall be allowed the use of the System.

2.               ESTABLISHMENT AND STRUCTURE OF PROGRAM.

2.1.                              Financing Options Offered to Customers. Subject to the terms of this Agreement, Buyer will assist Omnicell in the development of new financing options that Omnicell may, in its sole discretion, offer to prospective Customers in connection with this Purchase Program. Financing options or products that differ from the program described in the General Terms and Conditions section of this Agreement, shall be specifically set forth and incorporated in this Agreement via written and executed Riders attached hereto. Buyer and Omnicell each acknowledge and agree that the actual financing options (i) offered and made available by Buyer under this Purchase Program will be determined by Buyer in its sole and absolute discretion and may change from time to time; and (ii) offered to any particular Customer will be determined and offered by Omnicell in its sole and absolute discretion, and may change from time to time; provided, however, that Buyer may elect to enter into or not enter into a Transaction in its sole and absolute discretion in accordance with the terms set forth in Section 3 hereof.

2.2.                              Referral of Customers to Buyer. Omnicell will use commercially reasonable efforts to (i) advise prospective Customers of the financing options offered by Omnicell under the Purchase Program; and (ii) refer to the Purchase Program, on a nonexclusive basis, each prospective Customer that has requested financing pursuant to the Purchase Program. Notwithstanding the above, nothing herein shall prohibit Omnicell from advising such prospective Customers of options offered by other Omnicell programs, or from running limited marketing programs whereby special options offered by other entities are made available to prospective Customers without advisement on Buyer’s offerings.

2.3.                              Relationship Managers. Buyer and Omnicell will each appoint a relationship manager (“Relationship Manager”) to supervise the Purchase Program described herein and to serve as the primary management contact between Buyer and Omnicell under the Purchase Program. Buyer’s Relationship Manager shall be charged with monitoring the following areas:  Purchase Program roll-out, Customer satisfaction, sales support, sales training, the development of appropriate documentation, and the development of requested marketing materials.

2.4.                              General Administrative Support. Buyer shall provide general administrative and operations services in connection with the Purchase Program, including but not limited to field sales support (when and where mutually agreed upon by Omnicell and Buyer), credit investigation and evaluation, document preparation, billing and collection, collection and remittance of payment of applicable property, sales, use or similar taxes pertaining to the System and customer service (collectively, “Administrative Services”). As part of the Administrative Services, Buyer will (i) advise Omnicell on a weekly basis of the Standard Rates that are applicable to all Transactions, (ii) maintain and operate systems which track the status of each Application and Transaction, (iii) invoice Customers, collect payments, process and apply funds, and (iv) collect and remit in a timely manner all applicable property, sales, use or similar taxes pertaining to the System and prepare and file tax returns in connection therewith. In performing the Administrative Services, Buyer will make reasonable efforts to collect all payments and taxes called for under the applicable Contract and Master Agreement, and will follow collection procedures at least as rigorous as those it would take in servicing similar receivables and in collecting payments and taxes thereunder for its own account. In the event a Customer, serviced by Buyer, has a good faith dispute with Buyer regarding the provision of the services described in this Section 2.4, Buyer will apply best efforts to resolve the dispute with such customer in such manner that Omnicell’s relationship with the Customer is not negatively affected; provided, however, that in all cases, subject to Section 5.1, Buyer reserves the right to employ (or decline to employ) such lawful collection procedures (including without limitation, litigation) as Buyer may determine prudent in its sole and absolute discretion.

2.5.                              Customer Support. Buyer personnel will be available to answer Customer and Omnicell inquiries relating to the Purchase Program or Transactions on business days (via a toll free telephone line) between the hours of 8:00 a.m. and 5:00 p.m., Central Time in the United States. Customer inquiries received when no personnel are available will be recorded electronically and promptly responded to. Buyer will conduct its communications with Customers in a courteous, prompt and efficient manner. Buyer shall use its best efforts to resolve all Customer complaints relating to Transactions within two business days of receipt and, failing that, will keep the affected Customer informed of the progress toward resolution on a regular basis; provided, however, that nothing in this Section 2.5 shall be deemed to require Buyer to resolve or endeavor to resolve any Customer complaints relating to the System, or the maintenance or servicing thereof, which shall remain the sole responsibility of Omnicell. Buyer shall use its best efforts to immediately notify Omnicell in writing of all Customer complaints relating to service, maintenance or the performance of the System. Omnicell will take such actions it deems reasonable and appropriate in resolving such complaints. Buyer shall periodically monitor the quality of customer service and other aspects of the Program through scorecards or other measurements, and shall seek improvement of such areas as are necessary. The rights and obligations of Buyer and Omnicell under this Agreement shall remain unaffected by any such quality improvement activity.

2.6.                              Sales Support. Buyer shall work with Omnicell’s field sales organization (when and where mutually agreed upon by Omnicell and Buyer) to structure and negotiate new Transactions and otherwise support the Purchase Program and Omnicell sales efforts.

2.7.                              Ongoing Training. At the request of Omnicell, Buyer may agree, in Buyer’s sole and absolute discretion, to sponsor periodic training programs for Omnicell sales representatives and employees, at which such individuals shall be trained on the techniques and benefits of using leases and other financial products as sales tools, proper documentation, and such other topics as the parties mutually agree upon. Such training shall be performed at sites as the parties mutually agree upon, and Buyer shall be responsible for such training expenses as the parties mutually agree upon in advance (which expenses shall not include transportation, and travel and living expenses of Omnicell employees).

2.8.                              Product Support. Omnicell shall be responsible for service and maintenance of Customer Systems, and shall offer Service Agreements to prospective Customers which provide for Systems service and maintenance and updated versions of existing Software capabilities. The Service Payments due by the Customer are to be included as separate line items in each Contract.

2.9.                              Government and International Programs. With respect to finance products for equipment/software provided to government entity Customers or Customers in countries other than the U.S., each of Omnicell and Buyer agrees that, in its sole discretion, it may choose to negotiate in good faith any additional or differing terms and conditions from this Purchase Program, to be set forth in one or more Rider attachments to this Agreement, as the parties may require to take into account special terms for government entities, local laws and customs and such other matters as the parties may require. If Buyer and Omnicell choose to negotiate such terms and conditions in accordance with the preceding sentence, then Buyer agrees to provide to Omnicell with drafts of such written Rider terms, together with drafts of appropriate Customer financing documentation, within 30 days after Omnicell requests that Buyer provide such additional or differing terms and conditions with respect to a Purchase Program for government entities or for a particular country.

3.               OFFER AND ACCEPTANCE.

3.1.                              Assets to be Sold. The Parties hereby agree that unless otherwise agreed in writing, each Transaction pursuant to this Agreement shall include the sale and assignment of all of Omnicell’s right, title and interest, but not its obligations or responsibilities, in, to and under the Rental Payments, and, if so specified in the Assignment Agreement the Service Payments, under the applicable Contract, and, if so specified in the Assignment Agreement, all of Omnicell’s title or other interest in the Equipment subject thereto, which Omnicell has offered, and Buyer has approved and accepted, for purchase and assignment in accordance with the terms and conditions hereof. Buyer shall have the option with respect to each Transaction (i) to provide pass-through service billing in accordance with Section 5.7 with respect to the applicable Contract or (ii) to purchase the Service Payments under the applicable Contract, and in either case Buyer shall at its sole cost and expense, perform all the billing and collection of Assigned Payments and Service Payments due and to become due with respect to such Transaction in accordance with the terms of this Agreement. If Buyer chooses to purchase the Service Payments under the applicable Contract, the Assignment Agreement shall specify that such Service Payments have been purchased by Buyer.

3.2.                              Credit Submission. In each instance in which Omnicell invites Buyer to make an offer to purchase a Transaction hereunder, Omnicell will, or shall cause a prospective Customer to, furnish Buyer with a completed Application in order for Buyer to make a credit determination. All information and materials furnished to Buyer shall be held strictly confidential and shall be used by Buyer solely for the purpose of making a decision whether or not to offer to purchase the Transaction.

3.3.                              Credit Decision. Buyer shall review each Application upon receipt and either approve (which approval shall constitute an offer to enter into a Transaction) or reject it, and shall notify Omnicell: (a) of its determination, and (b) if Buyer has approved such Transaction, as to whether Buyer will provide pass-through service billing in accordance with Section 5.7 or purchase the applicable Service Payments. Buyer shall attempt to approve or decline an Application, classify each prospective Customer and notify Omnicell of its decision within: (i) two (2) business days after receipt of a complete Application in the case of any proposed Transaction in which the proposed Purchase Price does not exceed $2,000,000, and (ii) a reasonable time (not to exceed five (5) days) after receipt of a complete Application in the case of any proposed Transaction in which the proposed Purchase Price exceeds $2,000,000. Upon notification, Omnicell shall advise the prospective Customer of the approval or rejection of the Application.

3.4.                              Credit Rejection. If the Application has been rejected, then upon request of Omnicell, Buyer shall return to Omnicell all credit information and materials furnished by Omnicell, and shall, upon the prospective Customer’s request, provide Customer with an explanation as to why the credit has been denied in accordance with the requirements of the Federal Equal Credit Opportunity Act. Buyer is not a credit reporting agency and consequently Omnicell agrees that any details provided to substantiate Buyer’s reason(s) for rejection of a specific proposed transaction represent strictly Buyer’s opinion of the credit and financial risk(s) involved in the proposed transaction, and not statements of fact. Omnicell agrees to keep all such details and statements of opinion strictly confidential, to the extent permitted by applicable law. Buyer agrees to provide to any such proposed Customer any notice required by the Federal Equal Credit Opportunity Act.

3.5.                              Credit Approval. If the Application has been approved by Buyer, then, subject to acceptance of Buyer’s offer by Omnicell in its sole discretion, either Omnicell or Buyer shall arrange for delivery to, and completion by the Customer of, the Final Document Package and for the subsequent delivery of the Final Document Package to Buyer. A credit approval shall be valid for a period of ninety (90) days after the date Buyer notifies Omnicell of its approval of such Transaction (the “Documentation Period”).

3.6.                              Revocation Rights After Approval. At any time prior to payment of the Purchase Price, Buyer may revoke its agreement to enter into a Transaction or to purchase the related Equipment and/or finance the license of the related Software, and may transfer to Omnicell any right, title or interest which it acquired in such Transaction or System if (i) Buyer does not receive the Final Document Package from the Customer within the Documentation Period); or (ii) prior to Buyer’s receipt of the Final Document Package from the Customer or payment of the Purchase Price, Buyer determines, in its sole and absolute discretion, that an Event of Cancellation has occurred. Upon revocation of its agreement to enter into a Transaction or to purchase the related Equipment and/or finance the license of the related Software, Buyer shall have no further liability to the Customer or to Omnicell in connection with such proposed Transaction.

3.7.                              Acceptance Certificate. Omnicell shall provide Buyer with a certified copy of the Customer acceptance certificate duly executed by the Customer indicating its unconditional acceptance for each item of Equipment within 90 days of the date on which Buyer pays the Purchase Price for the related Transaction; provided, however, that if Omnicell does not provide Buyer with such duly executed certified copy of the Customer acceptance certificate for each item of Equipment within 90 days of the date on which Buyer pays the Purchase Price, then, for each affected item of Equipment, Omnicell agrees , at Buyer’s request, to repurchase the Assigned Payments and related Equipment for a price equal to the sum of the amount paid by Buyer for such Assigned Payments plus interest on such amount calculated at an interest rate equal to the rate set forth in Section C of Exhibit C hereto. In the event of such purchase of Assigned Payments and Equipment by Omnicell, Buyer shall make to Omnicell no representations or warranties as to the sale of such Assigned Payments and Equipment except that Buyer shall represent and warrant that it is conveying to Omnicell the title to such Assigned Payments and Equipment that it received from Omnicell, that there are no liens or encumbrances respecting such Assigned Payments or Equipment in favor of any person claiming by, through or under Buyer, and that no act or omission of Buyer has adversely affected the amount, timing of payment, or collectibility of the Assigned Payments unless disclosed in writing by Buyer to Omnicell and as to which the parties have agreed to a price adjustment to the repurchase price for the Assigned Payments. Upon delivery to Buyer of a duly executed certified copy of the Customer acceptance certificate for an item of Equipment, a true sale of the Assigned Rental Payments related to such item of Equipment shall be deemed to have occurred.

4.               ASSIGNMENT AND PURCHASE OF TRANSACTIONS

4.1.                              Limited Recourse to Omnicell. Each Party agrees that each sale of Assigned Rental Payments covered by this Agreement is, and shall in all cases be treated as, a true sale and not as a loan. Except as expressly provided in Sections 3.7, 10.1 and 12.2, Assigned Rental Payments shall be sold and assigned hereunder without recourse to Omnicell. Buyer hereby assumes all risk of the Customer’s failure to make Assigned Rental Payments, due to bankruptcy, insolvency, or other financial inability to pay.

4.2.                              Final Document Package Delivery. As soon as practicable after Buyer’s approval of a proposed Transaction, the Final Document Package shall be delivered to the office designated by Buyer. Upon receipt of the Final Document Package, Buyer shall immediately examine all documents submitted and shall promptly advise Omnicell of existing deficiencies, if any.

4.3.                              Standard Rates. Buyer shall have no obligation to enter into any Transaction, including, without limitation, any Transaction that provides for a rate different from the then current Standard Rate (or any special rate previously approved by Buyer in writing). With respect to Transactions approved by Buyer, Buyer shall honor all Standard Rate quotations by Omnicell that predate the effective date of a new Standard Rate, provided that a Final Document Package is received by Buyer prior to the date of such new quotation. Standard Rates shall be effective upon notice to Omnicell. All Standard Rates that apply to Transactions that are intended to be true leases for federal income tax purposes shall expire on December 31 of each year, unless otherwise indicated in writing by Buyer

4.4.                              Equipment Title and Warranties.

(a)   Omnicell (i) consents to the assignment from a Customer to Buyer of any purchase order for Equipment represented in a Transaction hereto; (ii) consents to assignment by Buyer to such Customer of all warranty rights in connection with the Equipment related to such Transaction and acknowledges that Buyer intends to permit the Customer to enforce such warranty rights in the Customer’s name provided a Contract Default has not occurred, (iii) acknowledges that it has transferred to the applicable Customer all warranty rights in connection with the Software related to such Transaction, (iv) shall, upon the acceptance of the related System by the applicable Customer, deliver to Buyer a properly executed Assignment Agreement and a certified copy of the acceptance certificate. Omnicell and Buyer hereby agree that (i) any transfer to Buyer, with respect to any Transaction, of title to the Equipment (a “Title Transfer”) is for the sole purpose of facilitating Buyer’s billing and collecting of property taxes with respect to such Equipment, (ii) the Title Transfer together with the corresponding option of Omnicell to repurchase such Equipment as set forth in Sections 6.1 and 6.3, the formula for distribution of remarketing proceeds under Section 8.5, and the formula for distribution of insurance proceeds under Section 4.8, are intended to convey to Buyer a security interest in such Equipment to secure payment to Buyer of the Net Book Value of such Transaction, and (iii) Buyer does not have any interest in the residual value of the Equipment after payment to Buyer of the applicable Net Book Value. In the event Omnicell is audited by a taxing authority with respect to any taxes paid by Buyer pursuant to the terms of this paragraph, Omnicell agrees to hold Buyer and each Customer harmless from and against any such tax liability and shall not assert any claims against Buyer or Customer for reimbursement of the same to the extent that Buyer can specifically show that such taxes were already paid by Buyer and the Customer.

(b)   The parties intend for each Transaction to be a true sale upon Buyer’s receipt of a certified copy of a duly executed acceptance certificate for the Equipment under such Transaction and not a loan by Buyer to Omnicell. To the extent that any Transaction is deemed to be a secured financing, Omnicell grants to Buyer a security interest in the Assigned Rental Payments and the Equipment (and the proceeds of each) subject to each Transaction to secure the payment of the Net Book Value for such Transaction and authorizes Buyer to file financing statement(s) to perfect such security interest; provided, however, that Buyer shall provide Omnicell with a reasonable opportunity to review and approve such financing statement(s) prior to the filing of such financing statement(s). Notwithstanding the foregoing, Buyer may file a financing statement against Omnicell noting the sale of Transactions hereunder without the approval of or notice to Omnicell, except that such financing statements shall be in substantially the form sent by Buyer to Omnicell and approved by Omnicell prior to execution of this Agreement.

4.5.                              Risk of Loss. Omnicell will bear all risk of loss to the System until the date of its acceptance by the Customer. In the event any Customer returns or fails to accept any part of the System for any reason whatsoever prior to the date on which Buyer pays the Purchase Price to Omnicell, Buyer may assign its rights to Omnicell (and Omnicell shall be required to accept such assignment) and Buyer will thereafter have no further liability to Omnicell or to such Customer with regards to the particular Transaction.

4.6.                              Payment of Purchase Price. Provided that Buyer has not revoked its approval of a Transaction pursuant to Section 3.6 above, Buyer will fund the applicable Transaction by paying Omnicell the applicable Purchase Price within five (5) business days (or such other period as the parties mutually agree in writing) following receipt by Buyer of the Final Document Package. Upon payment of the Purchase Price by Buyer, Buyer shall be deemed to have received the Final Document Package in form and substance satisfactory to Buyer.

4.7.                              Limitation on Acceptance of Transaction. The purchase by Buyer of any Transaction hereunder shall not constitute or be deemed an assumption or acceptance by Buyer or an imposition on Buyer of any representation, warranty, obligation, covenant, liability or duty of Omnicell, or of any manufacturer or supplier of the Equipment, under the Transaction or any other agreement relating to the Transaction or the Equipment.

4.8.                              Proceeds of Insurance. Omnicell and Buyer agree that any proceeds of insurance on the Equipment shall be paid (a) first to Buyer, in an amount up to the Net Book Value of the affected

Equipment determined as of the date of the casualty to such Equipment, and (b) second to Omnicell, in the amount of any surplus over the applicable Net Book Value.

4.9.                              Perfection of a Contract. Omnicell shall provide Buyer with a copy of each Contract containing a complete description of the Equipment subject thereto, prior to or within five (5) days of the delivery date of the first item comprising the System to a Customer with respect to any Transaction. Buyer shall then file a UCC-1 Financing Statement against the Customer with respect to the System (which UCC-1 will provide Buyer with a first priority security interest in the System or Buyer shall have obtained lien subordination agreements from any creditors of Customer with a conflicting, higher priority interest in the System).

4.10.                        Lease Extensions; Holdover Rent. This Agreement covers the purchase and sale of Assigned Payments due under the original term of certain Contracts. If within 90 days after the expiration of the original term of a Contract an extension of such Contract is not entered into between the Customer and Omnicell then Buyer may, in its sole discretion, with 30 days prior written notice to Omnicell, cease providing billing and collection services with respect to such Contract, without any cost or penalty to Buyer whatsoever. If a Customer extends a Contract beyond its original term, Buyer shall have no interest in the Payments payable for the extension unless such Payments are specifically purchased hereunder. Nothing in this Section 4.10 is intended to obligate Buyer to continue to provide billing and collection services with respect to any Contract that is extended beyond its original term but where such extension is not financed by Buyer.

5.               COLLECTION AND ADMINISTRATION

5.1.                              Billing and Collection of Assigned Payments. Buyer will, at its sole cost and expense, perform all the billing and collection of Assigned Payments due and to become due with respect to the Transactions sold and/or assigned under this Agreement. Buyer shall bill Customers and pursue the collection of all amounts due under such Transactions in accordance with its standard billing and collection procedures, but in no case shall Buyer be obligated to take any affirmative steps (including, without limitation, initiation of litigation or any other affirmative collection action(s)) to bill or collect any Assigned Payments. Notwithstanding anything contained in this Agreement to the contrary, Buyer may, from time-to-time in its sole and absolute discretion, with prior written notice to Omnicell, decline to bill or stop billing a Customer for any Assigned Payments, without any cost or penalty to Buyer (but without recourse to Omnicell); provided, however, that if Buyer declines to bill or stops billing a Customer for any Assigned Payments, then (i) Buyer shall assign its rights in the affected Equipment to Omnicell for $1 and (ii) notwithstanding anything to the contrary in this Agreement, Buyer shall not have any recourse to Omnicell for any such Assigned Payments and Omnicell shall not be obligated to service any such Assigned Payments on Buyer’s behalf. In the event of such purchase of Equipment by Omnicell, Buyer shall make to Omnicell no representations or warranties as to the sale of such Equipment except that Buyer shall represent and warrant that it is conveying to Omnicell the title to such Equipment that it received from Omnicell, that there are no liens or encumbrances respecting such Equipment in favor of any person claiming by, through or under Buyer.

5.2.                              Deposit of Checks. Omnicell hereby authorizes Buyer to deposit in its account all checks and collections delivered to Buyer in the name of, or payable to, Omnicell and representing funds due to Buyer in connection with any Transaction.

5.3.                              Reporting. Buyer shall provide Omnicell with quarterly reports detailing:  (i) Application activity, (ii) volume of funded Transactions, (iii) approved Transaction backlog, (iv) delinquencies under the Program and (v) quote activity.

5.4.                              Enforcement. Omnicell agrees to cooperate with Buyer in the enforcement of its rights under any Transaction, including but not limited to support in litigation or other proceedings (at the reasonable request and expense of Buyer) pertaining to or arising out of any such Transaction; provided however, Omnicell shall not be required to itself take any legal action or to commence any legal proceeding against the Customer.

5.5.                              No Modification After Assignment. Except as contemplated by Sections 6.2 and 6.3 and by Service Agreements of Omnicell, Omnicell shall have no right or authority to, and will not, without the prior written consent of Buyer, (i) repossess or consent to the return of any Equipment or (ii) modify the terms of any Transaction, if such modification would adversely affect Buyer’s rights and remedies with respect to the Assigned Payments.

5.6.                              Repurchase of Transactions by Omnicell. In the event Omnicell repurchases any Transaction pursuant to this Agreement, Buyer shall reassign the Transaction to Omnicell and its title to or security interest in the related Equipment as is, where is, without representations or warranties, other than that the Equipment is free of all liens and encumbrances attributable to Buyer. All documents, instruments, and other information on such repurchased Transaction that Omnicell gave or provided Buyer with respect to the Customer shall be returned upon request.

5.7.                              Pass-Through Service Billing.

(a)   This Section 5.7 shall apply to Transactions only to the extent that Buyer has not purchased the Service Payments under the applicable Contracts. With respect to each Service Agreement which relates to Equipment under a Lease Supplement with respect to which Rental Payments have been assigned to Buyer hereunder, Omnicell shall retain the right to receive the related Service Payments but Buyer will, as an accommodation to Omnicell, bill the applicable Customer for such Service Payments as provided for herein. Prior to Buyer undertaking such Service Payment billing, Omnicell shall provide Buyer with a complete and accurate description of the amount and frequency of the Service Payments to be billed. Buyer will remit to Omnicell on a monthly basis the Service Payments collected provided that Buyer shall be entitled to deduct therefrom any or all amounts then due Buyer from Omnicell, but Buyer shall not be entitled to deduct therefrom any amounts owing to Buyer from Customers.

(b)   Provided that no Contract Default has occurred and is continuing, in the event that any Customer makes a payment to Buyer for amounts owed with respect to either or both of Assigned Rental Payments and related Service Payments, and the amount recovered (the “Amount Recovered”) is insufficient to cover amounts then owing with respect to either or both of Assigned Rental Payments and such related Service Payments, then the portion of the Amount Recovered which is attributable to Assigned Rental Payments shall be payable to Buyer and the amount of the Amount Recovered which is attributable to Service Payments shall be paid to Omnicell; provided that if it can not be reasonably determined whether the Amount Recovered is attributable to Assigned Rental Payments or Service Payments because the Customer has not made the payment with reference to a particular invoice that relates only to Assigned Rental Payments or Service Payments or the Customer has not otherwise specified to what the payment is to be applied, then (except as otherwise required by law) Buyer shall pay over to Omnicell, Omnicell’s Pro Rata

Share. “Pro Rata Share” shall mean an amount equal to the Amount Recovered multiplied by: (i) in the case of Omnicell, a fraction (A) the numerator of which is the amount of all Service Payments then due under the applicable Service Agreement and (B) the denominator of which is the sum of all Service Payments then due under the applicable Service Agreement and the Assigned Rental Payments then due under applicable Contract, and (ii) in the case of Buyer, a fraction (A) the numerator of which is the sum of all Assigned Rental Payments then due under the applicable Contract and the denominator of which is the sum of all Service Payments then due under the applicable Service Agreement and the Assigned Rental Payments then due under applicable Contract.

(c)   Other than sending regular, periodic bills to the Customer in accordance with the express terms of the Service Agreement, Buyer shall not be required to take any affirmative steps to collect any Service Payments. Notwithstanding anything contained in this Section 5.7 to the contrary, with respect to any given Service Agreement(s), Buyer may, from time-to-time in its sole discretion, with prior written notice to Omnicell, decline to provide or cease providing such billing services, without any cost or penalty to Buyer whatsoever.

(d)   Omnicell shall, upon demand, reimburse, indemnify, save and hold harmless Buyer, it affiliates, subsidiaries, parents, shareholders, directors, officers, agents, employees, attorneys, successors and assigns (each an “Billing Indemnified Party”), for, from and against any and all third-party claims, demands, actions, losses, liabilities, damages, penalties, fines costs and expenses (including without limitation, court costs and reasonable attorney’s fees) (collectively, “Billing Claims”) made against or incurred by a Billing Indemnified Party, directly or indirectly, which result from Buyer’s billing and/or collection of the Service Payments provided such billing and collection is performed in a manner consistent with this Section 5.7; provided further, however, that Omnicell shall not be required to indemnify Buyer for any Billing Claims arising out of the negligence or willful misconduct of Buyer. Buyer shall not be responsible for any indirect, incidental or consequential liabilities, losses, injuries or cost, claims, demands, actions or damages (including without limitation lost profits) incurred as a result of, or relating, directly or indirectly, to, Buyer’s failure to perform in accordance with this subsection. This subsection shall survive the termination of this Agreement.

6.               END OF TERM, EXTENSIONS AND UPGRADES, EARLY TERMINATION

6.1.                              End of Term. Upon a Transaction reaching its end-of-term, provided that Buyer has been paid the applicable Net Book Value of such Transaction determined as of the end of the term of such Transaction, Omnicell shall have the option to purchase the Equipment from Buyer on an “as-is where-is” basis for One Dollar ($1.00). Buyer makes no representations or warranties as to the condition of the Equipment, other than that the Equipment will be free of all liens and encumbrances attributable to Buyer.

6.2.                              Extensions and Upgrades (Rollovers). If, prior to the end of the initial term of a Contract, a Customer wishes to extend the term of its existing Contract (an “Extension”), which extension may or may not include new Equipment and/or new Software that offers new capabilities (as opposed to an updated version of existing capabilities) (an “Upgrade”), Omnicell shall request, and Buyer shall provide, the Net Book Value for a Customer buy-out of the Assigned Rental Payments together with the remaining Assigned Service Payments discounted at the Standard Rate under the particular Contract. Omnicell will then offer to Buyer the proposed new Transaction for approval and acceptance in accordance with the procedures set forth in Section 3 of this Agreement. All proposed Extension or Upgrade Transactions submitted hereunder will have a Purchase Price that exceeds the Net Book Value of the original Transaction. Upon acceptance by Buyer of the new Transaction involving an Extension and/or Upgrade, the original Transaction shall be deemed cancelled without application of any Penalty for Early Termination, and the new Transaction shall be deemed to have replaced, in total, such original Transaction, and the amount due to Omnicell for the new Transaction involving an Extension and/or Upgrade shall be the new Purchase Price less the Net Book Value of the original Transaction determined as of the date of the new Transaction and less the Repurchase Price of any remaining Assigned Service Payments related thereto. If for any reason Buyer rejects funding of the new Transaction involving an Extension and/or Upgrade then Buyer shall notify Omnicell of the decline, and Buyer shall permit the Customer to terminate the original Transaction(s) without penalty, upon Customer’s payment to Buyer of the then current Net Book Value of such original Transaction, together with payment by Omnicell of the Repurchase Price with respect to any remaining Assigned Service Payments related thereto. In each case, upon receipt of the Repurchase Price, Buyer will pass title to the Remaining Unearned Payments to Omnicell free and clear of all liens attributable to Buyer, and reassign any financing statements related thereto. Notwithstanding the foregoing, Omnicell will not agree with a Customer to terminate a Contract prior to the expiration of its original term in order to take advantage of lower interest rates.

6.3.                              Early Termination. If any Customer notifies a Party hereto that it wishes to terminate a Contract prior to the end of the initial term of such Contract, other than in connection with an Extension and/or Upgrade, such Party shall notify the other Party of the Customer’s request. Following such notification, Buyer shall permit the Customer to terminate the applicable Contract upon (i) the expiration of a thirty (30) day notice period and (ii) the payment to Buyer of an amount equal to the Net Book Value of the applicable Transaction as of the date of termination, plus the Penalty for Early Termination, plus the Repurchase Price of any remaining Assigned Service Payments related thereto. Upon any termination of a Contract hereunder and provided that Buyer has received the Net Book Value of the applicable Transaction determined as of the date of termination plus the Penalty for Early Termination plus the Repurchase Price with respect to any remaining Assigned Service Payments related thereto, Omnicell shall have the option to purchase the Equipment from Buyer on an “as-is where-is” basis for One Dollar ($1.00). Buyer makes no representations or warranties as to the condition of the Equipment, other than that the Equipment will be free of all liens and encumbrances attributable to Buyer. Upon receipt of the Repurchase Price, Buyer will pass title to such Remaining Unearned Payments to Omnicell free and clear of all liens attributable to Buyer, and reassign any financing statements related thereto.

7.               CUSTOMER DEFAULTS

7.1.                              Service Default.

(a)   If a Customer alleges a Service Default with respect to a Transaction which includes the sale of Service Payments to Buyer, then Buyer shall promptly give Omnicell written notice of such alleged Service Default. For a period of thirty (30) days from the date of such notice (the “Investigation Period”) (i) Buyer shall attempt to collect all Assigned Service Payments owed by the applicable Customer to Buyer under the defaulted Contract related to such alleged Service Default, and (ii) Omnicell shall have the right to investigate the alleged Service Default and, if Omnicell determines such allegation to be valid, to cure any and all Service Defaults. If at the expiration of such

Investigation Period, Buyer has been unable to collect such payments, Buyer shall so notify Omnicell in writing (a “Notice of Continuing Nonpayment”).

(b)   If, prior to expiration of the applicable Investigation Period with respect to each Service Default, Omnicell has either (A) cured such Service Default or (B) provided Buyer with satisfactory (determined in Buyer’s reasonable discretion) evidence that Customer’s Service Default allegation is invalid, then Omnicell shall not be required to pay to Buyer any amounts relating to such Service Default under this Section 7.1. If, however, Omnicell is unable to either cure such Service Default or refute Customer’s Service Default allegation, then upon receipt of such Notice of Continuing Nonpayment, Omnicell shall, as Buyer’s sole and exclusive remedy for such Service Default, do one of the following:

(i)                   In any case where the Service Agreement will remain in effect with the Customer, Omnicell shall cure the Service Default by paying to Buyer, within thirty (30) days of the expiration of the Investigation Period, the accrued and unpaid Assigned Service Payments due under such Service Agreement as of the date of Buyer’s Notice of Continuing Non-Payment (“Past Due Payments”), or

(ii)               In any case whereby the Customer has terminated the Service Agreement prior to the expiration of the stated term of such Service Agreement, Omnicell shall repurchase the Past Due Payments and the Remaining Unearned Payments (defined below) from Buyer for a purchase price equal to the Repurchase Price (defined below). Upon receipt of the Repurchase Price, Buyer will pass title to such Past Due Payments and Remaining Unearned Payments to Omnicell free and clear of all liens attributable to Buyer, and reassign any financing statements related thereto. “Repurchase Price” means the sum of: (1) the Past Due Payments and (2) the Remaining Unearned Payments, with each such Remaining Unearned Payment discounted to its present value from the date thereof to the date of the repurchase by Omnicell at the applicable Standard Rate. “Remaining Unearned Payments” means Assigned Service Payments scheduled to become due during the remainder of the term of the Service Agreements to the extent that: (A) such payments would have come due if not for the early termination of the applicable Service Agreement, (B) such payments have not been paid by Customer as of the date of such repurchase by Omnicell, and (C) Omnicell is no longer obligated to perform the obligations relating to such payments.

7.2.                              Contract Default. The Parties hereby acknowledge and agree there shall be no recourse to Omnicell for any Contract Defaults; however, provided that Buyer has made the applicable Equipment legally available for repossession by Omnicell, in the event of a Contract Default, Omnicell agrees to use commercially reasonable efforts to obtain possession of the System (with the assistance of Buyer where appropriate) for the benefit of Buyer. Omnicell shall not be required to take any legal action or to commence any legal proceeding against the Customer to obtain possession. If possession of the Equipment is obtained under this Section, Omnicell shall, at the request of Buyer, act on behalf of Buyer in storing, repairing and remarketing the Equipment in accordance with the terms of Section 8 below.

7.3.                              Customer Bankruptcy. If the Equipment cannot be made legally available due to a Customer’s Event of Bankruptcy, and a court of competent jurisdiction determines that the value of the System is less than the value determined by Buyer, or the net present value of the payments approved by such court may be less than the Net Book Value (determined as of the date of default) of such defaulted Transaction, Buyer shall notify Omnicell of any relevant court proceeding of which Buyer receives notice at which the value of the System may be discussed, and may appear at such proceeding and submit evidence relating to the value of the System. Notwithstanding anything in this Agreement to the contrary, Omnicell shall not be required to repurchase any Assigned Rental Payments or Assigned Service Payments under any Transaction, which Assigned Rental Payments or Assigned Service Payments Buyer is unable to collect due to the insolvency, bankruptcy, or financial inability to pay of any Customer.

8.               REMARKETING ASSISTANCE

8.1.                              Agreement to Remarket. Upon any repossession by Buyer of Equipment, Buyer shall promptly deliver such Equipment to Omnicell. In order to allow Omnicell to control the aftermarket for its Equipment and in an attempt to obtain reasonable proceeds from Equipment related to a Contract Default in order to protect Omnicell’s residual interest in the Equipment, Omnicell shall remarket such Equipment on behalf of Buyer as provided below. Omnicell shall have the exclusive right, and the obligation to use commercially reasonable efforts, to remarket the Equipment on a non-discriminatory, non-priority basis during the Remarketing Period in accordance with the remarketing guidelines set forth in Sections 8.4 below.

8.2.                              Appraisal. Omnicell shall appraise the Equipment and advise Buyer in writing of its best estimate of the Equipment’s market value in an “as is/where is” condition. Additionally, Omnicell shall promptly provide Buyer with a written estimate of its costs of repair, refurbishment, Software upgrade, insurance and remarketing (“Out-Of-Pocket Costs”). If Buyer does not approve such Out-Of-Pocket Costs, which approval shall not be unreasonably withheld or delayed, Omnicell shall have a right of first refusal to purchase the Equipment for an amount equal to the Net Book Value determined as of the date of the applicable Contract Default. If Omnicell does not exercise such purchase option within 10 days after written notice of a decision by Buyer to not approve the Out-of-Pocket Costs, Omnicell shall, at Buyer’s reasonable expense, promptly cause the Equipment to be crated and safely delivered to a location selected by Buyer.

8.3.                              Repairs. If Buyer approves the Out-Of-Pocket Costs, Omnicell shall repair and refurbish the System, including replacing the existing Software configuration with its most recent available Software upgrades (if necessary), and attempt to remarket the System as set forth below. Buyer shall not be obligated to pay actual Out-Of-Pocket Costs that exceed the estimated Out-Of-Pocket Costs by more than 10%.

8.4.                              Manner of Remarketing. During the ninety (90) day Remarketing Period, Omnicell shall:

(a)   use commercially reasonable efforts to remarket the System on a non-discriminatory, non-priority basis, as compared to substantially similar used equipment and software owned by Omnicell or owned by another party to whom Omnicell may be bound to provide remarketing assistance (except that Omnicell shall not be required to market the Equipment to any third party that would not be the end-user of such Equipment, and Buyer acknowledges that Omnicell in the ordinary course of its business will be engaged in the marketing of other equipment and such activity shall not be a breach of any duty or warranty of Omnicell as contained herein);

(b)   make available maintenance service to any subsequent purchaser or lessee of the Equipment and licensee of the Software at Omnicell’s then current market rates;

(c)   grant a valid license to the Software to any subsequent purchaser or lessee of the Equipment upon such purchaser’s or lessee’s acceptance of Omnicell’s standard software license agreement;

(d)   not permit any lien or encumbrance to attach to the System by or through Omnicell, and will waive any right or claim to the Equipment which may arise in connection with its remarketing services;

(e)   warrant that the System that is delivered to customers will be in good working order, condition and repair, conforming to specifications according to Omnicell’s current warranty policy for used equipment and will meet all applicable governmental standards; and

(f)    not agree to any sales price or lease terms without Buyer’s prior approval, which shall not be unreasonably withheld or delayed.

8.5.                              Distribution of Remarketing Proceeds. If a buyer or new lessee is obtained by Omnicell or Buyer, the Remarketing Proceeds shall be distributed as follows:

(a)   first to the recovery by Omnicell of the costs and expenses of repossession, remarketing and reconditioning the Equipment as directed by Buyer but not previously paid to Omnicell by Buyer;

(b)   then to Buyer for recovery of its Net Book Value (determined as of the date of the applicable Contract Default) of the Transaction; and

(c)   last, the remainder, if any, to Omnicell.

8.6.                              Unsuccessful Remarketing. In Transactions involving Equipment, if the Equipment has been made legally available for repossession and Omnicell has been unable to remarket the System during the Remarketing Period, Omnicell shall return the Equipment to Buyer who may remarket it and retain all proceeds from any resulting sale (unless the Transaction does not constitute a lease, in which case any proceeds received by Buyer that exceed the applicable Net Book Value (determined as of the date of the applicable Contract Default) shall be remitted to the applicable Customer or as otherwise required by law).

9.               REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1.                              With Respect to this Agreement. Each Party hereby represents, warrants and covenants to the other (and such other Party’s permitted successors and assigns), as of the date hereof, of the Application, and on each date that a Transaction is sold by Omnicell and purchased by Buyer, that:

(a)   it is a duly organized and validly existing corporation in its state of incorporation and has full power to enter into this Agreement and to carry out the transactions contemplated hereby;

(b)   the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

(c)   this Agreement constitutes a legal, valid and binding obligation on its part, enforceable in accordance with its terms;

(d)   neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute (i) a violation or default of any material statute, rule, or decree of any court, administrative agency or governmental body to which it is subject, or (ii) a material default with respect to any material indenture, loan agreement or other material agreement to which it is bound;

(e)   there are no suits or proceedings pending or, to its knowledge, threatened in any court or before any regulatory commission, or other administrative or governmental agency against or affecting it which is reasonably likely to materially impair its ability to perform its obligations hereunder or in connection with any Transaction; and

(f)    it shall notify the other Party promptly upon becoming aware of a Material Adverse Change it experiences.

9.2.                              With Respect to Each Transaction.

(a)   Omnicell hereby warrants and represents with respect to each Transaction assigned hereunder, as of the later of the date that the related Assigned Rental Payments or Assigned Service Payments are sold by Omnicell and purchased by Buyer or the date that Omnicell delivers a Customer acceptance certificate in accordance with the terms of Section 3.7, that:

(i)                   neither Omnicell, nor its agents have participated in or have any knowledge of any fraudulent act in connection with such Transaction;

(ii)               all documents relating to a Transaction to which Omnicell is a party or by which it is bound will be genuine, legal, valid, and binding obligations of Omnicell;

(iii)           to the best of Omnicell’s knowledge, in all documents where Omnicell is responsible for obtaining the Customer’s signature, the signature of the named Customer is genuine, the individual signing on behalf of the Customer holds the office set forth below his signature and;

(iv)              it has not received and kept any rent or other monies from any Customer in respect of any Transaction (other than any required down payments) which is owed to Buyer and Omnicell will promptly remit any funds owed to Buyer which it may receive;

(v)                  the System will have been delivered to the Customer after, or no more than five (5) days prior to, Omnicell’s provision of a copy of the Contract to Buyer pursuant to Section 4.9 and thereafter accepted by the named Customer, properly installed (in the customary manner) at the location indicated in the applicable Application, and will be in good working order, condition and repair, conforming to specifications, reasonable wear and tear excepted, on the date title (subject to the terms and conditions of Section 4.4) to said specific Equipment is transferred to Buyer;

(vi)              Buyer will have good title (subject to the terms and conditions of Section 4.4) to the Equipment and a first priority security interest in the related licenses of Software governed by any Transaction, free and clear of all liens, claims, and encumbrances on the date it is accepted by a Customer on behalf of Buyer, subject only to the interest of the Customer under the Contract and the interest of Omnicell under this Agreement;

(vii)          all sales, use, or property taxes applicable to the System assessed or imposed prior to the time Buyer pays the applicable Purchase Price, shall have been paid or shall be timely remitted by Omnicell to the appropriate taxing authority and Omnicell shall on request provide Buyer with proof of such payment as promptly as possible;

(viii)      the financial statements of Omnicell delivered to Buyer from time to time fairly present the financial position of Omnicell as of the dates thereof and the results of operations of Omnicell for the periods covered thereby, all in conformity with generally accepted accounting principles applied on a consistent basis; and

(ix)             Omnicell has or will deliver to Buyer concurrently with payment of the Purchase Price the lessor’s sole original executed chattel paper constituting the Lease Supplement to the Contract (and certified copies of any master agreement not constituting chattel paper).

(b)   Buyer hereby warrants, represents and covenants with respect to each Transaction assigned hereunder, as of the date such Transaction is sold by Omnicell and purchased by Buyer, that:

(i)                   neither Buyer, nor its agents have participated in or have any knowledge of any fraudulent act in connection with such Transaction;

(ii)               it will honor any agreements made or warranties given by Buyer, or its agents, under the Transaction to any Customer in connection with such Transaction, provided they are in writing and duly executed; and

(iii)           all documents relating to a Transaction to which Buyer is a party or by which it is bound will be genuine, legal, valid, and binding obligations of Buyer.

(c)   Omnicell hereby covenants with respect to each Transaction assigned hereunder that:

(i)                   it will not transfer or assign its obligation to provide maintenance or to maintain service capability without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, provided that this subparagraph will not prohibit the routine subcontracting of maintenance or service obligations by Omnicell, and, provided further, that the Customer shall not be obligated to have its System serviced by Omnicell; and

(ii)               it shall deliver to Buyer within one hundred twenty (120) days of the close of each fiscal year, its audited financial statements or annual report, and, within ninety (90) days of the close of the second fiscal quarter, its six month unaudited financial report, certified by its chief financial officer.

10.         INDEMNITIES

10.1.                        By Omnicell. Omnicell shall indemnify and hold harmless Buyer, its officers, directors, employees and agents (each a “Buyer Indemnified Party”), from any losses, claims, liabilities, demands and expenses, including reasonable attorneys’ fees and additional tax liabilities (collectively “Buyer Claims”) arising out of actions against such Buyer Indemnified Party by any third-party resulting from (i) any breach by Omnicell of its representations, warranties or obligations hereunder, or (ii) any act, failure to act, omission, representation or misrepresentation by Omnicell, its employees or agents in connection with any Transaction or with the sale, use, operation, ownership, licensing, servicing or maintenance of the System, including any strict liability therefor, or (iii) the failure of the System to meet all federal and state standards applicable to the existence and operation of the System, or (iv) the expiration or earlier termination of any patent or copyright pertaining to any item of the System, or (v) any swap of Equipment or Software comprising the System by Omnicell pursuant to the terms of any Service Agreement; provided, however, that for any Buyer Claim arising out of actions against such Buyer Indemnified Party by any Customer, Omnicell shall not indemnify such Buyer Indemnified Party for any failure to collect Assigned Rental Payments under any Transaction or the cost of collection and enforcement of such Assigned Rental Payments.

10.2.                        Buyer. Buyer shall indemnify and hold harmless Omnicell, its officers, directors, employees and agents (each an “Omnicell Indemnified Party”), from any losses, claims, liabilities, demands and expenses, including without limitation reasonable attorneys’ fees and additional tax liabilities (“Omnicell Claims”), arising out of (i) any breach by Buyer of its representations, warranties or obligations hereunder or (ii) any act, failure to act, omission, representation or misrepresentation by Buyer, its employees or agents in connection with any Transaction.

10.3.                        Limitations. Notwithstanding anything in this Agreement to the contrary, Omnicell shall not be required to indemnify a Buyer Indemnified Party for any failure to collect Assigned Rental Payments under any Transaction due to the insolvency, bankruptcy, or financial inability to pay of any Customer. In no event shall Omnicell or Buyer indemnify a Buyer Indemnified Party or an Omnicell Indemnified Party, as applicable, against liability for indirect, special, consequential or incidental damages including loss of use, revenue or profit regardless of the form of the cause of action. Neither a Buyer Indemnified Party nor an Omnicell Indemnified Party shall be required as a condition to receipt of payments hereunder to contest or to permit Omnicell or Buyer, as applicable, to participate in any contest in connection with the foregoing or to attempt to recover from any Customer through legal proceedings or otherwise. All indemnities and obligations under this Section 10.3 shall survive the expiration or termination of this Agreement and the expiration or termination of any Transaction, but shall not apply in the case of Buyer Indemnified Party’s or Omnicell Indemnified Party’s negligence, gross negligence or intentional misconduct.

10.4.                        Notice. If any Buyer Claim or action, or any Omnicell Claim or action is brought or threatened against a Buyer Indemnified Party or an Omnicell Indemnified Party, as applicable, and for which Omnicell or Buyer, as applicable, is required to provide indemnity hereunder (the “Indemnifying Party”), such Buyer Indemnified Party or Omnicell Indemnified Party, as applicable, shall promptly notify Indemnifying Party in writing of such Buyer Claim or Omnicell Claim, as applicable.

10.5.                        Defense of Claims. Following the receipt of notice if the Indemnifying Party has been given full authority, information and assistance for the defense of same by Buyer Indemnified Party or Omnicell Indemnified Party, as applicable, Indemnifying Party shall defend such actions or Buyer Claims or Omnicell Claims, as applicable, at its expense and pay all costs, damages and attorneys’ fees which may be awarded in any such action against Buyer Indemnified Party or Omnicell Indemnified Party, as applicable. Buyer Indemnified Party or Omnicell Indemnified Party, as applicable, shall take all reasonable actions (at the expense of Indemnifying Party) as may be reasonably requested by Indemnifying Party to assist it in the settlement and defense of such Buyer Claim or Omnicell Claim, as applicable.

11.         TERM AND TERMINATION.

11.1.                        Term. This Agreement shall be effective as of the Effective Date first set forth on the Signature Page of this Agreement and shall continue until terminated by either Party as set forth in Section 11.2 below.

11.2.                        Termination. This Agreement may be terminated (i) without cause with ninety (90) days prior written notice, or (ii) upon the occurrence of the other Party’s breach of any material covenant of this Agreement, which breach is not cured within thirty (30) days after written notice to such breaching Party. Upon the termination of this Agreement for any reason, the obligations of the parties with respect to Transactions not funded by Buyer shall cease, but all obligations with respect to Transactions which have been funded by Buyer shall survive.

12.         EVENTS OF DEFAULT, REMEDIES

12.1.                        Events of Default. Each of the following shall be an “Event of Default” under this Agreement.

(A)  If any representation or warranty made by either Omnicell or Buyer in this Agreement shall have proved to have been inaccurate in any substantial and material respect as of the date or dates with respect to which it is deemed to have been made.

(b)   If either Omnicell or Buyer shall breach in any substantial and material respect any material covenant in this Agreement, other than a Service Default.

(c)   If either Omnicell or Buyer breaches any obligation to indemnify Buyer or Omnicell, as applicable and as set forth in Sections 10.1 or 10.2, hereof, as applicable.

12.2.                        Remedies.

(a)   Upon the occurrence and during the continuance of (i) an Event of Default by Omnicell with respect to a particular Contract and (ii) a failure on the part of the Customer under such Contract to pay Assigned Rental Payments when due because of such Event of Default, which failure continues for more than sixty (60) days, Buyer may by written notice to Omnicell declare Omnicell to be in default of this Agreement or an Assignment Agreement and, as its sole remedy, upon demand by Buyer require Omnicell to purchase for cash from Buyer in an amount equal to the applicable Net Book Value, all unpaid Assigned Rental Payments under any Contract as to which such Event of Default directly relates, together with the related Equipment. In the event of such purchase of Assigned Rental Payments and Equipment by Omnicell, Buyer shall make to Omnicell no representations or warranties as to the sale of such Assigned Rental Payments and Equipment except that Buyer shall represent and warrant that it is conveying to Omnicell the title to such Assigned Rental Payments and Equipment that it received from Omnicell, that there are no liens or encumbrances respecting such Assigned Rental Payments or Equipment in favor of any person claiming by, through or under Buyer, and that no act or omission of Buyer has adversely affected the amount, timing of payment, or collectibility of the Assigned Rental Payments unless disclosed in writing by Buyer to Omnicell and as to which the parties have agreed to a price adjustment to the repurchase price for the Assigned Rental Payments.

(b)   Upon the occurrence of an Event of Default by Buyer, Omnicell may by written notice to Buyer declare Buyer to be in default of this Agreement and, upon demand by Omnicell, Buyer shall pay in a lump sum to Omnicell, Omnicell’s actual damages incurred and reasonably to be incurred by Omnicell by reason of such breach or misrepresentation.

13.         MISCELLANEOUS

13.1.                        No Joint Venture. Buyer and Omnicell acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. Nothing in this Agreement shall be deemed to constitute the creation of a partnership or joint venture for legal purposes.

13.2.                        Assignments. Neither Party may assign any of its rights or obligations hereunder without written consent of the other Party; provided that either Party may without prior written consent assign any of its rights hereunder or under any Transaction to an affiliate or other entity in which a majority of the common stock is owned directly or indirectly by such assigning Party, and Omnicell may without prior written consent assign any of its rights to payment hereunder to any party. Buyer may, in its sole discretion, securitize or syndicate its rights under any Transaction.

13.3.                        Confidentiality. From time to time either Party may provide information to the other Party which is plainly marked as “Confidential.”  The Parties agree to take reasonable steps to preserve the confidential nature of such information and to prevent its disclosure to third parties. Such information shall not be considered confidential if (i) it is already in the public domain, or (ii) it is obtained from an independent source (unless such independent source is known by the recipient to be legally bound to refrain from such disclosure), or (iii) it is independently developed by the receiving party without reference to the confidential information, as demonstrated by the receiving party’s files and records immediately prior to the date of disclosure. The Parties will fulfill their obligations hereunder if they exercise the same degree of care to preserve and safeguard such confidential information as they use to preserve and safeguard their own confidential information, but no less than “reasonable care.”  The Parties may disclose confidential information to their respective affiliates, and confidential information relating to specific Transactions may be disclosed by Buyer to its representatives and agents, in the event that such Transactions are referred for collection, and to any purchaser or administrator, in the event that such Transactions are syndicated or securitized, provided that the receiving party agrees to be bound by the terms hereof in writing. Nothing herein shall be deemed to prohibit disclosure of confidential information that is required by law, so long as the disclosing party, so far as practicable, consults with the other party prior to such disclosure and takes such steps as the other party may reasonably request to mitigate the effect of such disclosure.

13.4.                        Notices. All notices, consents, requests, instructions, approvals and communications provided herein shall be validly given, made or served, effective only if in writing, except as otherwise provided herein, and sent by (i) U.S. registered or certified mail, postage prepaid, and return receipt requested, (ii) a nationally recognized overnight delivery; or (iii) electronic facsimile (promptly confirmed in writing) to the other Party at the address and/or facsimile number first stated above, or to such other address and/or facsimile number as such party may designate in writing.

13.5.                        Governing Law. This Agreement will be governed by and construed in accordance with, the laws of the State of California, other than any choice of law rule that would cause the application of the laws of any other jurisdiction, as such laws apply to contracts between California residents performed entirely within California. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

13.6.                        Venue. Any action or proceeding arising from or relating to this Agreement must may be brought in a federal court in the Northern District of California or in state court in Santa Clara County,

California, and each party irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding.

13.7.                        Severability. If any part of this Agreement shall be contrary to any law which either party might seek to apply or enforce or should otherwise be defective, the other provisions hereof shall not be affected thereby but shall continue in full force and effect, to which end they are hereby declared severable.

13.8.                        Headings. The headings of the sections of this Agreement are for convenience only and shall not be used to interpret or construe this Agreement.

13.9.                        Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

13.10.                  Entirety; Amendments. This Agreement, together with the Exhibits, Riders, Schedules and addenda referred to herein, constitute the entire agreement between Buyer and Omnicell as to the subject matter contemplated herein, and supersedes all prior agreements and understandings relating thereto. No other agreements will be effective to change, modify or terminate this Agreement in whole or in part unless such agreement is in writing and duly executed by the party to be charged except as expressly set forth herein. In the event there is any conflict between this Agreement and any ancillary agreements with respect to any Transaction, the terms and conditions of the relevant Exhibit, Schedule, Rider or addenda shall control.

EXHIBIT A

REQUIRED DOCUMENTS

A.            Application Documents.

1.               a complete description of the Equipment;

2.               payment terms requested;

3.               estimated Equipment delivery date;

4.               a complete copy of the proposed Customer’s most recent three fiscal year end audited financial statements including all notes thereto;

5.               if more than six months have elapsed since the end of the immediately prior fiscal year end, the most recent interim financial statement and a comparable interim statement from the prior year; and

6.               a copy of any written lease proposal presented to the potential Customer by Omnicell.

B.            Final Documents.

1.               Assignment Agreement (in the form substantially as shown below);

2.               a copy of the Customer’s Master Agreement;

3.               a copy of the Customer’s Master Service Agreement (if different from Master Agreement);

4.               the original Lease Supplement(s) representing the relevant Transaction and/or Supplement(s) to Service Agreement being assigned to Buyer;

5.               a purchase order from Customer or a mutually agreeable Customer billing reference number;

6.               an Assignment Letter (as shown on Exhibit B); and

7.               evidence of current insurance by Customer as required pursuant to the terms of a Contract.

EXHIBIT B

A. Form of Assignment Agreement.

B. Form of Assignment Letter.

AMENDMENT AND ACKNOWLEDGEMENT OF ASSIGNMENT

This Amendment and Acknowledgement of Assignment (this “Amendment”) is made and entered into as of the            day of                            , 20   by and between                                                 (“Customer”) and Omnicell, Inc. (“Omnicell”).

Whereas, Customer and Omnicell are executing, contemporaneously with this Amendment, that certain SCHEDULE A-2, PRICING SUPPLEMENT NO.       FOR FINANCED PRODUCTS dated                                         (the “Pricing Supplement”) subject to the terms of that certain Schedule B, FINANCING SCHEDULE dated                  (the “Financing Schedule”) entered into subject to certain GENERAL TERMS AND CONDITIONS dated              between Omnicell and the Customer (the “Master Agreement”) (the Pricing Supplement, the Financing Schedule and the Master Agreement shall be collectively referred to herein as the “Agreement”); and

Whereas, Customer and Omnicell wish to amend and supplement the terms of the Agreement as hereinafter set forth;

NOW, THEREFORE, in exchange for the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and Omnicell hereby agree as follows:

1.             Definitions. Except as otherwise specifically defined herein, terms used herein shall have the same meanings as set forth in the Agreement.

2.             Modification of Section 1.5 of the Financing Schedule. The Financing Schedule is hereby amended, solely as it pertains to the Pricing Supplement, by adding the following as the last sentence of Section 1.5 thereof:

“Customer hereby acknowledges and agrees that Omnicell is assigning the right to Monthly Lease Payments for the Financed Products described in that certain Schedule A-2, Pricing Supplement For Financed Products dated                                        (the “Pricing Supplement”) entered into hereunder to                     (the “Finance Company”) but the Finance Company is only being assigned the rights to such Monthly Lease Payments and is not undertaking any of Omnicell’s obligations under the Agreement. (Omnicell shall remain solely liable for all performance obligations as the rentor under the Agreement, all warranties as manufacturer and/or supplier, all claims under any service contract (including, without limitation, any related Schedule D (Support Services Schedule)) or any other matters concerning the Financed Products. CUSTOMER ACKNOWLEDGES AND AGREES THAT ANY CLAIMS AGAINST OMNICELL UNDER THE AGREEMENT OR AS VENDOR OR SUPPLIER OF THE EQUIPMENT OR UNDER ANY SERVICE CONTRACT SHALL BE MADE SOLELY AGAINST OMNICELL AND NOT THE FINANCE COMPANY AND THAT THE OBLIGATION TO MAKE MONTHLY LEASE PAYMENTS TO THE FINANCE COMPANY OR ITS SUCCESSORS OR ASSIGNS IS ABSOLUTE AND UNCONDITIONAL AND SHALL NOT BE SUBJECT TO ANY DISPUTES, CLAIMS, DAMAGES, LIABILITIES, OR OFFSETS AGAINST ANY PAYMENTS DUE UNDER ANY AGREEMENTS FOR ANY REASON WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REMEDIES ARISING FROM NON-PERFORMANCE BY OMNICELL OR FROM ANY FAILURE OF, OR DAMAGE TO, THE EQUIPMENT). Monthly Lease Payments and Monthly Support Fees under the Agreement on or after this date shall be remitted to Finance Company (or its successors or assigns) to the address referenced on the invoices. Any assertion of remedies for non-performance (including, if applicable claims requesting credits against monthly service payments under the Service Supplements,) must be directed ONLY to Omnicell and shall not limit or otherwise affect Finance Company’s unconditional right to collect full payments under the Agreement.”

3.             Insurance Information. Customer represents and warrants that the insurance information set forth is true and correct, and Omnicell acknowledges receipt of same:

NAME OF INSURANCE COMPANY

NAME OF AGENCY

ADDRESS

TELEPHONE #                                                            POLICY #

POLICY EXPIRATION DATE                                          ; CONTACT PERSON AT AGENCY

4.             Miscellaneous. This Amendment shall inure to the benefit of, and be binding upon the parties and their respective successors and permitted assigns. This Amendment, together with those provisions of the Agreement not deleted or modified hereby, represents the entire agreement between the parties as to the subject matter hereof, and supersedes all prior oral and written negotiations, agreements and understandings. To the extent any current provision of the Agreement conflicts with any provision added to the Agreement or modified via this Amendment, the provision added via this Amendment shall control. As amended herein, the terms and conditions of the Agreement shall remain in full force and effect. No modification or addition to this Amendment shall be effective unless such modification or addition is in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

Omnicell, Inc.

By:	By:
Print:	Print:
Its:	Its:

EXHIBIT C

FORMULAS

A.                                   Penalty for Early Termination.

The fee will be an amount equal to the Purchase Price for the related Transaction times****

B.                                     Purchase Price (include formula for determining Standard Rate).

The Purchase Price to be calculated based ****

C.                                     Interest Rate for Repurchases under Section 3.7

The interest rate used for purposes of Section 3.7 shall be****

*Confidential Treatment requested on certain portions, which portions have been filed separately with the Securities and Exchange Commission.